UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2007

CLAYMONT STEEL HOLDINGS, INC.

(Exact name of registrant specified in its charter)

Delaware	1-33212	20-2928495
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4001 Philadelphia Pike, Claymont, Delaware	19703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (302) 792-5400

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2007, David Clark notified Claymont Steel Holdings, Inc. (the “Company”) of his resignation from his position as the Company’s Chief Financial Officer. Mr. Clark will remain with the Company to assist with the transition of his duties until November 21, 2007.

Allen Egner, the Company’s Vice President, Finance, was appointed on October 24, 2007 to serve as the Company’s interim Chief Financial Officer effective immediately. Mr. Egner will serve in this position while the Company completes a search for a new Chief Financial Officer. Mr. Egner, 54, has served as the Company’s Vice President, Finance since 2005. From 2001 to 2005, Mr. Egner served as the Company’s Controller, from 1998 to 2001 he served as the Company’s Manager of Accounting, and from 1989 to 1998 he served as the Company’s Manager of Cost Accounting. Before joining the Company, Mr. Egner was employed by Bethlehem Steel from 1974 to 1989, first as a General Foreman and then as a Senior Cost Analyst.

There is no arrangement or understanding between Mr. Egner and any other person, pursuant to which Mr. Egner is to be selected as an officer of the Company that would require disclosure under Item 401(b) of Regulation S-K. Additionally, there is no family relationship between Mr. Egner and any other person that would require disclosure under Item 401(d) of Regulation S-K. Mr. Egner is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K. Mr. Egner’s base salary increased to $225,000 per year and he will be eligible for an annual cash bonus and an annual equity award of up to $112,500, respectively.

On October 24, 2007, the Company issued a press release announcing the resignation of Mr. Clark and the appointment of Mr. Egner. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated October 24, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLAYMONT STEEL HOLDINGS, INC.

Date: October 29, 2007	By:	/s/ Allen Egner
	Name:	Allen Egner
	Title:	Vice President, Finance